Exhibit 99.B(d)(106)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Wellington Management Company, LLP

As of December 15, 2003, as amended, December 8, 2006

SEI INSTITUTIONAL INVESTMENTS TRUST

Small/Mid Cap Diversified Alpha Fund

Enhanced Income Fund

Agreed and Accepted:

SEI Investments Management Corporation	Wellington Management Company, LLP

By:	By:

Name:	Name:

Title:	Title:

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Wellington Management Company, LLP

As of December 15, 2003, as amended, December 8, 2006

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small/Mid Cap Diversified Alpha Fund	x.xx%
Enhanced Income Fund	x.xx%

Agreed and Accepted:

SEI Investments Management Corporation	Wellington Management Company, LLP

By:	By:

Name:	Name:

Title:	Title:

2